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                                                                   EXHIBIT 10.40


             2000 SENIOR VICE PRESIDENT OF OPERATIONS INCENTIVE PLAN


PURPOSE: To reward Senior Vice President of Operations for achievement of planned sales and planned controllable operating profit.

PLAN YEAR: The plan begins on December 27, 1999 and ends on December 31, 2000.

INCENTIVE PAY: The incentive pay pool is equal to a percentage of the Regional Managers' incentive payout, a percent of salary for achievement of minimum sales objectives, and a percent of salary for achievement of minimum controllable operating profit objectives. See attached schedule.

INCENTIVE PAY ELIGIBILITY: Employed by Fresh Choice on the date incentive checks are calculated.

PLAN INTENT: Fresh Choice intends to maintain the plan under the terms listed above. However, Fresh Choice reserves the right to modify or terminate the plan at any time.